Exhibit 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

FIRST-Name

The name of the Corporation is:

HNR Acquisition Corp

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green, Ste A, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is

A Registered Agent, Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock this corporation is authorized to issue is 100,000,000 common shares and 1,000,000 preferred shares (number of authorized shares), with a par value of $0.0001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent, Inc. - 8 The Green, Ste A, Dover, DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 8th day of December, A.D. 2020.

By:
A Registered Agent, Inc., Incorporator Patrick Brickhouse, Assistant Secretary

State of Delaware Secretary of State Division of Corporations Delivered 10:05 AM 12/09/2020 FILED 10:05AM 12/09/2020 SR 20208597561 - File Number 4385866